Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – December 15, 2023 – American Vanguard Corporation (NYSE: AVD) announced that its Board of Directors has declared a cash dividend in the amount of $0.03 per share of the company’s common stock to shareholders of record as of December 29, 2023, for distribution on January 12, 2024.

Chairman and CEO, Eric W. Wintemute commented, “This dividend payment continues our long-standing practice of providing cash returns to shareholders. Both management and our Board of Directors strongly believe in the value of the company and its prospects for future growth and profitability. We appreciate the continuing support of our shareholders, as we develop and deliver important solutions that enhance agricultural productivity, safeguard public health, and facilitate environmental sustainability.”

Annual Cash Dividend Payments: Based on Date of Cash Distribution

2023 — Full Calendar Year	$0.120
2022 — Full Calendar Year	$0.095
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year—(Pandemic Impacted)	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 17 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 130 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati / 212-836-9611
williamk@amvac.com	Lcati@equityny.com